Exhibit 4.19

AMENDED AND RESTATED
MASTER EXCHANGE AGREEMENT

dated as of April 13, 2006

among

Car for a Car, Corp.,

Alamo Financing L.P.

and

Vanguard Car Rental USA Inc.

i

ii

AMENDED AND RESTATED
MASTER EXCHANGE AGREEMENT

This AMENDED AND RESTATED MASTER EXCHANGE AGREEMENT (this “Agreement”) is entered into as of April 13, 2006, by and among, Car for a Car, Corp., a Delaware corporation (the “QI” or the “Intermediary”), Alamo Financing L.P., a Delaware limited partnership (“Alamo LP” or the “Exchangor”) and Vanguard Car Rental USA Inc., as servicer (“Vanguard” or the “Servicer”).

WITNESSETH:

WHEREAS, the Exchangor owns Vehicles that are held for productive use in connection with its business operations;

WHEREAS, the Exchangor, as part of its business operations, desires to exchange pursuant to one or more Master Exchanges (as defined herein) certain Vehicles used in its business for other vehicles that are like-kind to the Relinquished Property to be held for productive use in connection with its business operations;

WHEREAS, the Relinquished Property will be sold to various buyers (each a “Buyer”) from time to time, including Manufacturers and purchasers at auctions;

WHEREAS, the Replacement Property will be purchased from various Manufacturers and vehicle dealers (each a “Seller”) from time to time;

WHEREAS, it is the intention of the parties that each Master Exchange of Relinquished Property for Replacement Property, and the transactions related thereto, be effectuated pursuant to the terms of this Agreement;

WHEREAS, the Exchangor and the QI desire and intend that the Master Exchanges accomplished by the Exchangor and the QI under this Agreement (the “LKE Program”) satisfy the requirements of a “like kind exchange program” pursuant to Section 3.02 of Revenue Procedure 2003-39;

WHEREAS, the Exchangor desires to effectuate each Master Exchange in a manner that will qualify as a like-kind exchange within the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), and the treasury regulations (the “Treasury Regulations”) promulgated thereunder (and any applicable corresponding provisions of state tax legislation) pursuant to one or more of the “safe harbors” described in Section 1.1031(k)-1(g) of the Treasury Regulations and Revenue Procedure 2003-39;

WHEREAS, the QI is willing to act as a “qualified intermediary” within the meaning of Section 1031 of the Code and Section 1.1031(k)-1(g)(4) of the Treasury Regulations (such entity, a “Qualified Intermediary”) in order to facilitate Master Exchanges of Relinquished Property for Replacement Property;

WHEREAS, it is the intention of the parties hereto that, subject to the terms and provisions of this Agreement, the Exchangor assign to the QI, acting as the Exchangor’s Qualified Intermediary, the Exchangor’s Rights with respect to each disposition of Relinquished Property and each acquisition of Replacement Property pursuant to the terms of this Agreement;

WHEREAS, it is the intention of the parties hereto that, as provided in, and for purposes of, Sections 1.1031(k)-1(g)(4)(iv) and (v) of the Treasury Regulations, the QI be considered to have acquired the Relinquished Property from the Exchangor and transferred it to the applicable Buyer where in fact the Exchangor transfers the Relinquished Property directly to such Buyer;

WHEREAS, it is the intention of the parties hereto that, as provided in, and for purposes of, Sections 1.1031(k)-(1)(g)(4)(iv) and (v) of the Treasury Regulations, the QI be considered to have acquired the Replacement Property from the Seller and transferred such Replacement Property to the Exchangor where in fact the Exchangor acquires such Replacement Property directly from such Seller;

WHEREAS, it is the intention of the parties to maintain a Master Exchange Account and one or more Joint Collection Accounts and Joint Disbursement Accounts so that for purposes of the Treasury Regulations the Exchangor will not be determined to be in actual or constructive receipt of proceeds (including any earnings thereon) from the disposition of any Relinquished Property;

WHEREAS, it is the intention of the parties hereto that, as provided in Section 1.1031(b)-1(c) of the Treasury Regulations, consideration received by the Exchangor, in the form of relief of liabilities (or a transfer subject to a liability), shall be offset against consideration given by the Exchangor in the form of cash, an assumption of liabilities, or a receipt of property subject to a liability;

WHEREAS, the Exchangor and the QI desire and intend this Agreement to satisfy the requirement of a written agreement referred to in Section 1.1031(k)-1(g)(4)(iii)(B) of the Treasury Regulations with respect to the applicable Relinquished Property and the applicable Replacement Property;

WHEREAS, the Intermediary, Alamo LP and Vanguard are parties to a Master Exchange Agreement, dated as of March 4, 2005 (amended to date, the “Existing Master Exchange Agreement”); and

WHEREAS, the parties to the Existing Master Exchange Agreement desire to amend and restate the Existing Master Exchange Agreement in it entirety, among other things, to provide for the ability of the QI to sell receivables and related rights it acquires upon the return of Relinquished Vehicles to a Manufacturer, or to pledge such receivables and related rights as security for financing for the purchase of Replacement Property.

NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein, the Exchangor and the QI hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1.            Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meaning set forth in the Master Collateral Agency Agreement. The following terms used in this Agreement shall have the following meanings, unless otherwise expressly provided herein:

“Accounts” shall mean the Master Exchange Account, any Joint Collection Accounts and/or any Joint Disbursement Accounts, as the context requires.

“Additional Subsidies” shall mean funds other than Relinquished Property Proceeds that the Exchangor may use to have the QI acquire Replacement Property and to make Non-LKE Disbursements, which consist of:

(i)            funds on deposit in the Master Exchange Account that no longer constitute Relinquished Property Proceeds because they have been identified to Relinquished Property with respect to which either (i) the Identification Period has expired with no identification having been made or (ii) the Master Exchange Period has expired;

(ii)           funds on deposit in the Master Exchange Account that no longer constitute Relinquished Property Proceeds because the Exchangor has received all of the Replacement Property to which it is entitled under this Agreement in accordance with Section 1.1031(k)-1(g)(6)(iii) of the Treasury Regulations; and/or

(iii)          funds on deposit in a Joint Disbursement Account that never were Relinquished Property Proceeds.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Alamo LP” shall have the meaning set forth in the preamble hereto.

“Automated Clearing House” shall mean a facility that processes debit and credit transactions under rules established by a Federal Reserve Bank operating circular on automated clearing house items or under rules of an automated clearing house association.

“Base Indenture” shall mean the Fifth Amended and Restated Base Indenture, dated as of the date hereof, between Alamo LP and The Bank of New York, as trustee, as amended, modified or supplemented from time to time.

“Business Day” shall mean any day except a Saturday, Sunday or legal holiday on which the offices of the Master Collateral Agent, the Trustee, the Exchangor, the QI, Vanguard or, with respect to any matter involving any Master Exchange Account, the Escrow Agent (or any successor thereto) or, with respect to any matter involving a Joint Disbursement Account, The Bank of New York (or any successor thereto) are not open for business.

“Buyer” shall have the meaning set forth in the recitals hereto.

“Disbursement Occurrence” shall mean any one of the following occurrences:  (i) the Exchangor has not identified Replacement Property with respect to any Relinquished Property on or before the end of the Identification Period with respect to such Relinquished Property, or (ii) after the identification of Replacement Property with respect to any Relinquished Property and the expiration of the Identification Period with respect to such Relinquished Property, the Exchangor has received all of such identified Replacement Property to which the Exchangor is entitled, or (iii) the expiration of the Master Exchange Period for any Relinquished Property, or (iv) any occurrence otherwise provided for in Section 1.1031(k)-1(g)(6)(iii)(B) of the Treasury Regulations.

“Disqualified Person” shall have the meaning set forth in Section 6.1(xi) hereof.

“Electronic Funds Transfer” shall mean any funds transfer initiated by an electronic instruction, including, without limitation, any funds transfer via the Automated Clearing House system, any wire transfer via the Federal Reserve System and any funds transfer recorded on the books and records of the banking institution maintaining the relevant accounts.

“Escrow Accounts” shall mean the “Escrow Accounts” under and as defined in the Escrow Agreement.

“Escrow Agent” shall mean JPMorgan Chase Bank, N.A.

“Escrow Agreement” shall mean that amended and restated agreement by and among JPMorgan Chase Bank, N.A., Vanguard, the Exchangor and the QI, dated as of the date hereof, pursuant to which the Master Exchange Account shall be maintained as an escrow account on behalf of the Exchangor.

“Exchangor” shall have the meaning set forth in the preamble hereto.

“Identification Period” shall mean, with respect to the Relinquished Property of the Exchangor transferred in a Master Exchange, the period beginning on the date the Exchangor transfers such Relinquished Property to the QI and ending at 11:59 p.m. (New York City time) on the forty-fifth (45th) calendar day thereafter (irrespective of whether such day is a weekend day or a holiday).

“Intermediary” shall have the meaning set forth in the preamble hereto.

“Joint Collection Account(s)” shall mean the account or accounts maintained by the Master Collateral Agent, in the joint name of the QI and the Master Collateral Agent, pursuant to Section 2.5(a)(I) of the Master Collateral Agency Agreement for (1) the deposit of vehicle disposition proceeds collected from Manufacturers, auction houses and other purchasers of Vehicles and/or Vehicle Repurchase Rights and (2) the identification and subsequent separation of the portion of such funds that are Relinquished Property Proceeds from the portion of such funds that are Non-Qualified Funds, which account or accounts are intended to be “joint accounts” within the meaning of Section 5.02 of Revenue Procedure 2003-39.

“Joint Disbursement Account(s)” shall mean an account or series of accounts as defined in Section 5.02 of Revenue Procedure 2003-39 maintained on behalf of the Exchangor and the QI at a bank that disburses funds on behalf of the Exchangor to acquire Replacement Property in the form of vehicles from Manufacturers and other Sellers.

“JPMPH” shall have the meaning set forth in Section 6.1(ix) hereto.

“Lender” shall mean the Beneficiary (as defined in the Master Collateral Agency Agreement) for whose benefit a Relinquished Vehicle giving rise to Relinquished Property Proceeds was pledged (as determined in accordance with the procedures set forth in the Master Collateral Agency Agreement).

“LKE Program” shall have the meaning set forth in the recitals hereto.

“LKE Reallocation Trigger Event” means either (i) a QI Parent Downgrade Event has occurred and continued through 45 consecutive days, (ii) an Event of Bankruptcy has occurred with respect to the Intermediary or (iii) the LKE Program is no longer in effect, as determined by Vanguard or the Exchangor in their sole discretion, unless in the case of clauses (i) or (ii) above, (a) the Intermediary has been replaced, subject with respect to each Lender, to any restrictions to such replacement set forth in the Financing Documents of such Lender and with respect to each Master Exchange Lender, to any restrictions to such replacement set forth in the Master Exchange Financing Agreement of such Master Exchange Lender or (b) the Rating Agency Confirmation Condition, if any, with respect to each Lender and Master Exchange Lender has been satisfied with respect to any alternative arrangement relating to the Intermediary following the occurrence of an LKE Reallocation Trigger Event.

“LKE Supplement” means a Series Supplement, the Related Vehicles (as defined in the Master Collateral Agency Agreement) of which are subject to an LKE Program.

“Manufacturer Receivables Purchaser” means, any Person that, from time to time, enters into a Manufacturer Receivables Transfer Agreement for the purchase of Master Exchanged Vehicle Repurchase Rights.

“Manufacturer Receivables Transfer Agreement” means any agreement entered into among the Exchangor and/or the QI, as applicable, and a Manufacturer Receivables Purchaser pursuant to which such Manufacturer Receivables Purchaser agrees to purchase Master Exchanged Vehicle Repurchase Rights from the Issuer and/or the QI, as applicable; provided that any such Manufacturer Receivables Transfer Agreement will not become effective until satisfaction of the conditions set forth in Section 2.13 hereof.

“Master Collateral Agency Agreement” means the Eighth Amended and Restated Master Collateral Agency Agreement, dated as of April 13, 2006 among National Car Rental Financing Limited Partnership and Alamo LP, as grantors, Vanguard Car Rental USA Inc., as grantor and as master servicer, the various Financing Sources from time to time parties thereto, the various Beneficiaries from time to time parties thereto, and the Master Collateral Agent, as further amended, restated, modified or supplemented from time to time in accordance with its terms.

“Master Collateral Agent” means Citibank, N.A., in its capacity as master collateral agent under the Master Collateral Agency Agreement and any successor thereto or permitted assign in such capacity thereunder.

“Master Exchange” shall mean, with respect to the Exchangor, each of a series of “exchanges”, as defined in Sections 1.1031(k)-1(b)(i) and 1.1031(k)-1(b)(ii) of the Treasury Regulations, pursuant to this Agreement, as determined by the Exchangor, consisting of one or more transfers of Relinquished Property and one or more subsequent related acquisitions of Replacement Property within the relevant Master Exchange Period that are of like-kind, as defined in Sections 1.1031(a)-1(b) and 1.1031(a)-2 of the Treasury Regulations.

“Master Exchange Account” shall mean an account (1) established by the QI pursuant to the Escrow Agreement, (2) used to receive funds relating to the Exchangor’s LKE Program from a Joint Collection Account in the circumstances described in Section 4.2(b) hereof, and (3) used to provide funds relating to the Exchangor’s LKE Program to a Joint Disbursement Account (to the extent of the funds in the Master Exchange Account attributable to the Exchangor’s LKE Program including any Qualified Earnings from the investment of such funds held in the Master Exchange Account pursuant to the Escrow Agreement).

“Master Exchange Financing Agreement” means an agreement entered into between the Intermediary acting in its capacity as the Qualified Intermediary of the Exchangor and the Master Exchange Lender pursuant to which the Master Exchange Lender agrees to finance the purchase of Replacement Property by the Intermediary on behalf of the Exchangor, which financing is non-recourse to the Exchangor and the Intermediary and is secured by Master Exchanged Vehicle Repurchase Rights arising from time to time; provided that any such Master Exchange Financing Agreement will not become effective until satisfaction of the conditions set forth in Section 2.12 hereof.

“Master Exchanged Vehicle Repurchase Rights” means, with respect to Relinquished Property, all Rights in, to and under any Relinquished Property Agreement associated with such Relinquished Property, solely to the extent such right, title and interest relate to such Relinquished Property, including any amendments thereof and all monies due and to become due in respect of such Relinquished Property under or in connection with such Relinquished Property Agreement, whether payable as Vehicle repurchase prices, auction sales proceeds, fees, expenses, costs, indemnities, insurance recoveries, damages for breach of the Relinquished Property Agreement or otherwise and all rights to compel performance and otherwise exercise remedies thereunder.

“Master Exchange Period” shall mean, with respect to the Relinquished Property of the Exchangor transferred in a Master Exchange, the period beginning on the date the Exchangor transfers such Relinquished Property to the QI and ending at 11:59 p.m. (New York City time) on the earlier of (a) the one hundred eightieth (180th) calendar day thereafter (irrespective of whether such day is a weekend day or a holiday) and (b) the due date (including extensions) for the Exchangor’s U.S. federal income tax return for the year in which the transfer of the Relinquished Property takes place.

“Non-LKE Disbursements” shall mean disbursements relating to the LKE Program in respect of fees, expenses and other costs, including but not limited to those required to be paid pursuant to Section 7.2 hereof and disbursements for acquisitions of Vehicles that are not Replacement Property, but excluding in any case disbursements for the acquisition of Replacement Property.

“Non-Qualified Funds” shall mean all amounts that are deposited into the Joint Collection Accounts that are not Relinquished Property Proceeds.

“QI Parent Downgrade Event” shall mean, on any date of determination, either (i) JPMorgan Chase Bank, N.A. (or any entity that is a successor to JPMorgan Chase Bank, N.A. as the ultimate parent of the QI) shall have a short-term credit rating of below “A-1+” from S&P or below “P-1” from Moody’s or (ii) if at any time JPMorgan Chase Bank, N.A. (or any entity that is a successor to JPMorgan Chase Bank, N.A. as the ultimate parent of the QI) does not have a short-term credit rating, JPMorgan Chase Bank, N.A. (or any entity that is a successor to JPMorgan Chase Bank, N.A. as the ultimate parent of the QI) shall have a long-term credit rating of below “AA-” from S&P or below “Aa3” from Moody’s.

“Qualified Earnings” shall mean, with respect to any Relinquished Property, the earnings received on the Relinquished Property Proceeds from such Relinquished Property that have been held in an Escrow Account, a Joint Disbursement Account or a Joint Collection Account for a period not exceeding the Master Exchange Period for such Relinquished Property.

“Qualified Intermediary” shall have the meaning set forth in the recitals hereto.

“Rating Agency Confirmation Condition” with respect to any Lender, shall have the meaning, if any, specified in the Financing Documents of such Lender and with respect to each Master Exchange Lender, shall have the meaning, if any, specified in the Master Exchange Financing Agreement of such Master Exchange Lender.

“Related Documents” shall have the meanings set forth in (i) the Base Indenture (as amended, restated, supplemented or otherwise modified from time to time), (ii) the Fourth Amended and Restated Base Indenture, between ARG Funding Corp and The Bank of New York, as trustee (as amended, restated, supplemented or otherwise modified from time to time) and (iii) the Base Indenture, between Vanguard SPE I Inc. and The Bank of New York, as trustee (as amended, restated, supplemented or otherwise modified from time to time).

“Relinquished Property” shall mean certain vehicles used in the Exchangor’s business, which pursuant to an agreement, the Exchangor is transferring, and qualifying as “relinquished property” within the meaning of Section 1.1031(k)-1(a) of the Treasury Regulations, and which have been identified as such by the Exchangor or its agents.

“Relinquished Property Agreement” shall mean any agreement (other than the Master Collateral Agency Agreement and the Lease) pursuant to which Relinquished Property is transferred insofar as such agreement relates to the Relinquished Property, including but not limited to each agreement arising from the exercise by the Exchangor of its right to sell a Vehicle that is Relinquished Property to a Manufacturer pursuant to the terms of its Manufacturer Program and each agreement by the Exchangor to sell a Vehicle that is Relinquished Property to any third party.

“Relinquished Property Proceeds” shall mean, with respect to any Relinquished Property, the amount received from, or on behalf of, the relevant Buyer with respect to such Buyer’s acquisition of such Relinquished Property, (including, without limitation, any amounts received from a Manufacturer Receivables Purchaser or a Master Exchange Lender in respect of a sale or pledge of Master Exchanged Vehicle Repurchase Rights) or otherwise received in connection with the disposition of such Relinquished Property, under the related Relinquished Property Agreement(s), unless and until such amount (i) becomes Additional Subsidies as a result of the occurrence of a Disbursement Occurrence or (ii) is transferred to the applicable Lender pursuant to Section 4.2(b)(2); provided that for the avoidance of doubt, any Master Exchanged Vehicle Repurchase Rights sold and/or pledged to a Manufacturer Receivables Purchaser or a Master Exchange Lender, as applicable, shall not constitute Relinquished Property Proceeds.

“Relinquished Property Subject to Liabilities” shall mean any Relinquished Property that is subject to (i) a requirement or obligation that debt secured by such Relinquished Property must be repaid as a result of such Relinquished Property being transferred or (ii) a requirement that the sale proceeds from the disposition of such Relinquished Property be applied to satisfy the debt secured by such Relinquished Property.

“Replacement Property” shall mean vehicles that are like-kind, as defined in Sections 1.1031(a)-1(b) and 1.1031(a)-2 of the Treasury Regulations, to the Relinquished Property and held for productive use, as described in Section 1.1031(a)-1 of the Treasury Regulations, in connection with the Exchangor’s business operations and qualifying as “replacement property” within the meaning of Section 1.1031(k)-1(a) of the Treasury Regulations, and which have been identified as such by the Exchangor or its agents.

“Replacement Property Acquisition Cost” shall mean, with respect to Replacement Property, the amount of consideration required to be paid to the Seller of such Replacement Property under the related Replacement Property Agreement(s).

“Replacement Property Agreement” shall mean any agreement (other than the Master Collateral Agency Agreement and the Lease) (including an obligation of the Exchangor) pursuant to which Replacement Property is acquired insofar as such agreement relates to the Replacement Property, including but not limited to each agreement by the Exchangor to purchase a Vehicle which is Replacement Property from a Manufacturer or vehicle dealer whether such agreement to purchase arises under a Manufacturer Program or otherwise.

“Revenue Procedure 2003-39” shall mean the revenue procedure 2003-39 contained in Bulletin Number 2003-22, dated June 2, 2003, released by the Department of the Treasury, Internal Revenue Service.

“Rights” shall mean (1) with respect to any Relinquished Property, the Exchangor’s rights (but not obligations) in the applicable Relinquished Property Agreement (but not any of the Exchangor’s rights related to Excluded Payments under such Relinquished Property Agreement) and (2) with respect to any Replacement Property, the Exchangor’s rights (but not obligations) in the applicable Replacement Property Agreement (but not any of the Exchangor’s rights related to Excluded Payments under such Replacement Property Agreement).

“Safe Harbor” shall mean any one or more of the safe harbors described in Section 1.1031(k)-1(g) of the Treasury Regulations and any one or more of the safe harbor provisions of Revenue Procedure 2003-39.

“Seller” shall have the meaning set forth in the recitals hereto.

“Start Date” shall mean the date on which the Exchangor begins exchanging vehicles in the applicable LKE Program.

“Termination Date” shall have the meaning set forth in Section 7.1 hereof.

“Treasury Regulations” shall have the meaning set forth in the recitals hereto.

“Vanguard” shall have the meaning set forth in the preamble hereto.

ARTICLE II
GENERAL MASTER EXCHANGE PROVISIONS

Section 2.1.            Exchange of Property. (a)  In accordance with the terms of this Agreement, the QI agrees to transfer Relinquished Property to a Buyer, pursuant to the terms of Section 2.2 hereof, and to subsequently acquire Replacement Property of a like-kind from a Seller pursuant to the terms of Section 2.4 hereof.

(b)           Transfer by the Exchangor of Relinquished Property pursuant to this Agreement shall be subject to such conditions as may be provided under the Financing Documents relating to the Lender with respect to such Relinquished Property.

Section 2.2.            Disposition and Transfer of Relinquished Property. The Exchangor has entered, and/or from time to time may enter, into one or more Relinquished Property Agreements with one or more Buyers for the sale of Relinquished Property. In connection with each Master Exchange, the Exchangor shall, in accordance with Section 1.1031(k)-1(g)(4)(v) of the Treasury Regulations:  (a) assign to the QI all of its Rights under the applicable Relinquished Property Agreements with respect to such Relinquished Property in accordance with Section 2.5 hereof, such assignment to be made without recourse to the QI (and the QI agrees to accept such assignments); (b) notify all parties to such Relinquished Property Agreements in writing of the assignment in accordance with Section 2.6 prior to or concurrent with the date of transfer of the Relinquished Property to the applicable Buyer(s), and (c) transfer its interest in the Relinquished Property to the applicable Buyer(s) pursuant to such Relinquished Property Agreements.

Section 2.3.            Transfer of Relinquished Property Subject to Liabilities. The parties to this Agreement acknowledge and agree that the Exchangor shall be permitted to transfer Relinquished Property Subject to Liabilities. If the Exchangor transfers Relinquished Property Subject to Liabilities pursuant to Section 2.2 hereof, then the QI shall, in accordance with the procedures set forth in Section 4.2 hereof, repay the liabilities required to be repaid with the sale proceeds of such Relinquished Property; provided that if the amount required to be paid in respect of such liabilities as a result of the disposition of such Relinquished Property Subject to Liabilities is greater than the proceeds received from the sale of such Relinquished Property Subject to Liabilities, the Exchangor shall remain obligated to make payment of such excess amount directly to the holder of such liability to the extent set forth in, and in accordance with the terms of, the documents governing such liabilities.

Section 2.4.            Acquisition and Transfer of Replacement Property. The Exchangor has entered, and/or from time to time may enter, into one or more Replacement Property Agreements with one or more Sellers for the purchase of Replacement Property. In connection with each Master Exchange, the Exchangor shall, in accordance with Section 1.1031(k)-1(g)(4)(v) of the Treasury Regulations:  (a) assign to the QI the Rights under the applicable Replacement Property Agreements with respect to the Replacement Property in respect of such Master Exchange pursuant to Section 2.5 hereof, any such assignment to be made without recourse to the QI (and the QI agrees to accept such assignments); (b) notify all parties to such Replacement Property Agreements in writing of the assignment in accordance with Section 2.6 prior to or concurrent with the date of transfer of the Replacement Property from the applicable Seller(s), and (c) receive an ownership interest in the Replacement Property from the applicable Seller(s) pursuant to such Replacement Property Agreements.

Section 2.5.            Assignment of Agreements.

(a)           Existing Agreements. The Exchangor hereby assigns to the QI, solely in the QI’s capacity as Qualified Intermediary, the Exchangor’s Rights, but not its obligations, under each related Relinquished Property Agreement to which the Exchangor is a party as of the date hereof, such assignment to be effective only upon the Exchangor’s transfer of the related Relinquished Property pursuant to Section 2.2 hereof and only with respect to such Relinquished Property, and the QI hereby agrees to accept such assignment, solely in its capacity as the Exchangor’s Qualified Intermediary. The Exchangor hereby assigns to the QI, solely in the QI’s capacity as Qualified Intermediary, the Exchangor’s Rights, but not its obligations, under each related Replacement Property Agreement to which the Exchangor is a party as of the date hereof, such assignment to be effective only upon the Seller’s transfer of the related Replacement Property pursuant to Section 2.4 hereof and only with respect to such Replacement Property, and the QI hereby accepts such assignment, solely in its capacity as the Exchangor’s Qualified Intermediary.

(b)           New Agreements. The Exchangor hereby assigns to the QI, solely in the QI’s capacity as Qualified Intermediary, the Exchangor’s Rights, but not its obligations, under each related Relinquished Property Agreement that it enters into after the date of this Agreement, such assignment to be effective only upon the Exchangor’s transfer of such Relinquished Property pursuant to Section 2.2 hereof and only with respect to such Relinquished Property. The Exchangor hereby assigns to the QI, solely in the QI’s capacity as Qualified Intermediary, the Exchangor’s Rights, but not its obligations, under each Replacement Property Agreement that it enters into after the date of this Agreement with respect to such Replacement Property. Unless otherwise agreed by the parties, the Exchangor shall make available to the QI a report of daily activity listing such new agreements into which it entered during the period covered by such report. The QI shall and hereby does accept each assignment pursuant to this Section 2.5(b) from the Exchangor, solely in its capacity as the Exchangor’s Qualified Intermediary.

(c)           Revocation of, or Change in, Assignment. By notice to the QI, the Exchangor may revoke its assignment to the QI of its Rights with respect to any Replacement Property identified in such notice. Similarly, by notice to the QI, the Exchangor may cease assigning to the QI the Exchangor’s Rights pursuant to this Section 2.5 with respect to any of its Relinquished Property identified in such notice. Not later than the termination date specified in any notice of termination delivered pursuant to

Section 7.1 hereof, the Exchangor shall cease assigning to the QI its Rights with respect to any Relinquished Property arising on or after such date.

(d)           Safe Harbor. Each assignment to the QI made by the Exchangor pursuant to this Section 2.5 is made pursuant to the assignment Safe Harbor set forth in Section 6.02 of Revenue Procedure 2003-39 and, except as may be otherwise required by applicable law, shall be effective when provided in Section 2.5(a) or 2.5(b) hereof, as applicable, without the need for any further actions other than those provided in Sections 2.1, 2.2, 2.4, 2.5(a) and/or 2.5(b) hereof by the Exchangor or the QI with respect to the transfer of any Relinquished Property or any Replacement Property.

(e)           Limitation on Rights Transferred to QI. Each of the parties hereto agrees and acknowledges that any assignment to the QI hereunder shall not give the QI any rights under any Relinquished Property Agreement to which the Exchangor is a party relating to the disposition of a Vehicle except the Rights in respect of a Vehicle that becomes Relinquished Property. The QI hereby acknowledges that it shall have no interest in any Relinquished Property Agreement with respect to any Vehicle that is not Relinquished Property.

Section 2.6.            Notice to Purchasers and Sellers. The Exchangor represents and agrees that it will provide notice, on or before the date of the relevant transfer of property, to the other party(ies) to any Relinquished Property Agreement or any Replacement Property Agreement with respect to which any of its Rights thereunder have been assigned to the QI that the Exchangor’s Rights in such Relinquished Property Agreement or such Replacement Property Agreement, as the case may be, have been assigned, to the extent set forth herein, to the QI, as its Qualified Intermediary.

Section 2.7.            Direct Transfers. For purposes of this Agreement, the QI shall be considered to have (1) acquired Relinquished Property from the Exchangor and transferred it to the Buyer thereof in each case where such Relinquished Property is in fact transferred by the Exchangor directly to such Buyer pursuant to the relevant Relinquished Property Agreement in accordance with Section 2.2 hereof (notwithstanding the fact that the QI may sell and/or pledge certain receivables arising upon any such transfer of Relinquished Property to a Master Exchange Lender or a Manufacturer Receivables Purchaser, as a Buyer, pursuant to a Master Exchange Financing Agreement or a Manufacturer Receivables Transfer Agreement), and (2) acquired Replacement Property from the Seller thereof and transferred it to the Exchangor in each case where the Replacement Property is in fact transferred by such Seller directly to the Exchangor pursuant to the relevant Replacement Property Agreement in accordance with Section 2.4 hereof, in each case as provided by Sections 1.1031(k)-1(g)(4)(iv) and (v) of the Treasury Regulations.

The Exchangor and the QI agree that, as described in the preceding paragraph, all Relinquished Property and Replacement Property shall be transferred directly from the Exchangor to the applicable Buyer or directly from the applicable Seller to the Exchangor, as the case may be. As a result, the QI shall not (1) take possession of, (2)

hold legal title to, or (3) be the owner of, any Relinquished Property or Replacement Property.

Section 2.8.            Matching of Relinquished and Replacement Property. The Exchangor shall match Replacement Property with Relinquished Property for each Master Exchange on its books and records in accordance with Section 1.1031(a)-2 of the Treasury Regulations and the Safe Harbor set forth in Sections 4.01 and 4.02 of Revenue Procedure 2003-39. Alamo LP shall match Replacement Property to be used in Alamo LP’s trade or business with Relinquished Property used in Alamo LP’s trade or business.

Section 2.9.            Disclosure of Relationship. The Exchangor acknowledges and agrees that the QI shall have the right to disclose the relationships set forth in this Agreement to any Seller, Buyer or other person and that the QI is, and is acting in the sole capacity as, the Exchangor’s Qualified Intermediary.

Section 2.10.          Exclusivity. Except as permitted under this Agreement and the Escrow Agreement, the QI agrees that it will not enter into any agreements or conduct any transactions or other business other than agreements, transactions or business with the Exchangor pursuant to agreements between the Exchangor and the QI, or any transactions directly ancillary thereto.

Section 2.11.          Records. The QI agrees that it will monitor and keep detailed and accurate records of the transactions carried out pursuant to this Agreement, including without limitation the dollar amounts involved in each of such transactions. Such records shall include, but shall not be limited to, information concerning the date of each transfer of Relinquished Property to a Buyer (including, without limitation, information relating to (i) the Master Exchanged Vehicle Repurchase Rights pledged under any Master Exchange Financing Agreement and amounts received in respect of such pledged Master Exchanged Vehicle Repurchase Rights, (ii) amounts advanced and repaid under each Master Exchange Financing Agreement and (iii) any Master Exchanged Vehicle Repurchase Rights sold to a Manufacturer Receivables Purchaser pursuant to any Manufacturer Receivables Transfer Agreement) and the date of each receipt of Replacement Property from a Seller. Such records shall be maintained in accordance with recognized accounting practices and in such a manner so as they may be readily audited. All such records will be available for inspection by the Master Collateral Agent, the Trustee, each Enhancement Provider, any Manufacturer Receivables Purchaser, any Master Exchange Lender and the Exchangor, or its designated representatives, upon the Exchangor’s request, at reasonable, mutually agreeable times, while this Agreement remains in force. After expiration, termination or cancellation of this Agreement, at the Exchangor’s expense (which expenses shall be reasonable and approved by the Exchangor), the QI shall continue to maintain such records, and to allow the Exchangor to audit or inspect the records, until such time as the Exchangor notifies the QI that the records are no longer required. The QI shall cooperate with the Exchangor, or its designated representatives, in the conduct of any such inspection. Notwithstanding anything set forth above, unless otherwise requested by the Exchangor, the records relating to any particular day’s activities may be destroyed at any time after the date which is ten (10) years from the date such record was originated.

Section 2.12.          Master Exchange Financing Agreements.

(a)           Notwithstanding anything herein to the contrary, upon written direction from the Exchangor or the Servicer, the QI may, subject to terms and conditions reasonably satisfactory to the QI, from time to time enter into Master Exchange Financing Agreements to provide for the pledge of Manufacturer Receivables and related rights to provide financing for the purchase of Replacement Property; provided that no such Master Exchange Financing Agreement will become effective unless such Master Exchange Financing Agreement contains (x) a non-petition covenant with respect to the QI providing equivalent protections to those set forth in Section 8.20(a) hereof and with respect to Alamo LP providing equivalent protections to those set forth in Section 8.20(b) hereof and (y) contains provisions providing equivalent protections to the provisions set forth in Exhibit B hereto, and until (i) satisfaction of the Rating Agency Confirmation Condition, if any, with respect to each Lender and Master Exchange Lender, if any, and (ii) satisfaction of any conditions to entry into such Master Exchanged Financing Agreement set forth in the Financing Documents of the applicable Lender.

(b)           Upon the entry into any Master Exchange Financing Agreement, (i) the proceeds of any advance made thereunder shall be deposited into the Joint Collection Accounts for application as Relinquished Property Proceeds and (ii) repayment of any such advances made thereunder shall be made solely from proceeds received in respect of the Master Exchanged Vehicle Repurchase Rights pledged under such Master Exchange Financing Agreement as Non-Qualified Funds in accordance with the terms of Section 4.2(b) hereof.

Section 2.13.          Manufacturer Receivables Transfer Agreements. Notwithstanding anything herein to the contrary, upon written direction from the Exchangor or the Servicer, the QI may, subject to terms and conditions reasonably satisfactory to the QI, from time to time enter into Manufacturer Receivables Transfer Agreements to provide for the sale of Manufacturer Receivables and related rights to a Manufacturer Receivables Purchaser; provided that no such Manufacturer Receivables Transfer Agreement (x) may violate or cause the Exchangor to violate Sections 1.1031(k)-1(g)(4)(ii) or (g)(6) of the Treasury Regulations or Revenue Procedure 2003-39 or (y) will become effective unless such Manufacturer Receivables Transfer Agreement (x) contains a non-petition covenant with respect to the QI providing equivalent protections to those set forth in Section 8.20(a) hereof and with respect to Alamo LP providing equivalent protections to those set forth in Section 8.20(b) hereof and (y) contains provisions providing equivalent protections to the provisions set forth in Exhibit B hereto, and until satisfaction of the conditions, if any, to entry into such Manufacturer Receivables Transfer Agreement set forth in the Financing Documents of the applicable Lender. Upon the entry into any Manufacturer Receivables Transfer Agreement, the proceeds of any sale made thereunder shall be deposited into the Joint Collection Accounts for application as Relinquished Property Proceeds. Upon receipt of such funds by the QI, the QI shall cause title to any such Manufacturer Receivable to be transferred to the Manufacturer Receivables Purchaser.

ARTICLE III
IDENTIFICATION

Section 3.1.            Identification of Replacement Property. The Exchangor may, at any time during the Identification Period, with respect to a Master Exchange, by written notice to the QI, signed by the Exchangor and sent to the QI in any manner prescribed by Section 1.1031(k)-1(c)(2) of the Treasury Regulations, identify and designate the Replacement Property with respect to the Relinquished Property transferred in such Master Exchange. The Exchangor shall only designate Replacement Property that is like-kind to such Relinquished Property, as defined in Sections 1.1031(a)-(b) and 1.1031(a)-2 of the Treasury Regulations. The Exchangor shall identify as Replacement Property either (a) no more than three vehicles in the aggregate or (b) any number of vehicles whose aggregate fair market value does not exceed 200% of the aggregate fair market value of the related Relinquished Property involved in such Master Exchange.

Section 3.2.            Revocation of Identification. Any identification by the Exchangor pursuant to Section 3.1 hereof may be revoked by written notice from the Exchangor to the QI prior to the end of the Identification Period.

ARTICLE IV
ACCOUNTS

Section 4.1.            Accounts. The Exchangor and the QI shall enter into the Escrow Agreement with JPMorgan Chase Bank, N.A., pursuant to which the Exchangor and the QI shall maintain the Master Exchange Account at JPMorgan Chase Bank, N.A. One or more Joint Collection Accounts have been established and will be maintained by the Master Collateral Agent in accordance with Section 2.5(a)(I) of the Master Collateral Agency Agreement, in the name of “Citibank, N.A., as Master Collateral Agent, and Car for a Car, Corp., as Qualified Intermediary, for Alamo Financing L.P.” and shall be operated in accordance with the terms of this Agreement and the Master Collateral Agency Agreement. Initially, the Joint Collection Accounts will be maintained at Citibank N.A. One or more Joint Disbursement Accounts have been or will be established in the name of Alamo LP and Car for a Car, Corp., as Qualified Intermediary for Alamo LP, with respect to each Lender. The Joint Disbursement Accounts with respect to each Lender are specified in Schedule B attached hereto (as such Schedule B may from time to time be updated by Vanguard with the prior written consent of the related Lender).

(a)           The Joint Collection Accounts are intended to facilitate the orderly and efficient collection of proceeds from the disposition of the Relinquished Property, including the collection of all Relinquished Property Proceeds, and to allow for the identification and separation of funds that are Relinquished Property Proceeds from funds that are Non-Qualified Funds. All proceeds received from (i) Buyers by or on behalf of the QI, (ii) the Exchangor in respect of sales of Relinquished Property, (iii) any Manufacturer Receivables Purchaser and (iv) advances under any Master Exchange Financing Agreement, in each case shall be immediately deposited in a Joint Collection Account. The QI hereby covenants and agrees that it will not create, incur or assume (and will not permit to exist any such created, incurred or assumed) lien upon a Joint Collection Account or any funds on deposit therein; provided that the foregoing shall not prevent the QI (i) from entering into any Master Exchange Financing Agreement in accordance with Section 2.12 and the other requirements hereof, which grants a lien to a Master Exchange Lender on funds on deposit in the Joint Collection Account representing proceeds of Master Exchanged Vehicle Repurchase Rights that have been pledged to such Master Exchange Lender or (ii) entering into a Manufacturer Receivables Transfer Agreement in accordance with Section 2.13 hereof and the other requirements hereof, that provides for the sale of Master Exchanged Vehicle Repurchase Rights to a Manufacturer Receivables Purchaser, and the deposit of the proceeds of such sold Master Exchanged Vehicle Repurchase Rights into the Joint Collection Account.

(b)           The Master Exchange Account is intended (i) to receive all Relinquished Property Proceeds that are not used for other qualified purposes including, but not limited to, the payment of liabilities required to be paid in respect of Relinquished Property and (ii) to provide Relinquished Property Proceeds to the Joint Disbursement Accounts (to the extent of the funds in the Master Exchange Account and funds then invested pursuant to the Escrow Agreement). Relinquished Property Proceeds with respect to Relinquished Property transferred by Alamo LP on deposit in the Joint Collection Accounts shall be deposited into the Master Exchange Account to the extent, and only to the extent, that any portion of such proceeds remain in such Joint Collection Accounts after all of the amounts set forth in the instructions described in Section 4.2(b)(2) hereof to be transferred from such Joint Collection Accounts to the account specified with respect to the related Lender in Schedule A attached hereto (as such Schedule A may from time to time be updated by Vanguard, solely with respect to the information relating to a Lender, with the prior written consent of such Lender) have been transferred.

(c)           The Joint Disbursement Accounts are intended to facilitate the orderly and efficient disbursement of funds to the Sellers, including the disbursement of all funds relating to the acquisition of Replacement Property under the LKE Program.

(d)           Pursuant to the Escrow Agreement, Relinquished Property Proceeds held by the QI on behalf of the Exchangor in the Master Exchange Account shall be invested until such funds are used to fund a Joint Disbursement Account in order to purchase Replacement Property. The QI hereby covenants and agrees that it will not create, incur or assume (and will not permit to exist any such created, incurred or assumed) lien upon the Master Exchange Account or any funds on deposit therein; provided that the foregoing shall not prevent the QI from entering into any Master Exchange Financing Agreement in accordance with Section 2.12 and the other requirements hereof, that grants a lien to a Master Exchange Lender on funds on deposit in the Master Exchange Account representing proceeds of Master Exchanged Vehicle

Repurchase Rights that have been pledged to such Master Exchange Lender or (ii) entering into a Manufacturer Receivables Transfer Agreement in accordance with Section 2.13 hereof and the other requirements hereof, that provides for the sale of Master Exchanged Vehicle Repurchase Rights to a Manufacturer Receivables Purchaser, and the deposit of the proceeds of such sold Master Exchanged Vehicle Repurchase Rights into the Joint Collection Account.

(e)           The Exchangor shall have no right to receive, pledge, borrow, or otherwise obtain the benefits of Relinquished Property Proceeds and earnings thereon held by the QI; provided that the QI may enter into Master Exchange Financing Agreements and Manufacturer Receivables Transfer Agreements in accordance with Section 2.12 and Section 2.13, respectively, and the other requirements hereof. In addition, all Relinquished Property Proceeds (and any earnings thereon), whether in a Joint Collection Account, a Joint Disbursement Account or the Master Exchange Account, shall be held subject to Sections 1.1031(k)-1(g)(4)(ii) and 1.1031(k)-1(g)(6) of the Treasury Regulations. Relinquished Property Proceeds (1) first, shall be applied to pay all amounts and any other liabilities required to be repaid with the sale proceeds of the related Relinquished Property as provided in Sections 2.3 and 4.2(b) hereof and (2) second, after payment of all such amounts and other liabilities specified in clause (1) above, may be withdrawn from the Master Exchange Account or any Joint Disbursement Account upon a Disbursement Occurrence with respect to the related Relinquished Property. Upon any Disbursement Occurrence, the QI shall, at such time and in satisfaction of the QI’s remaining obligations under this Agreement as to the related Master Exchange with respect to such Disbursement Occurrence, have the bank maintaining the Account where the applicable funds are on deposit pay any remaining amount relating to such Master Exchange, including without limitation accumulated interest as to such Master Exchange in the Master Exchange Account, to, or as directed by, the Exchangor.

Section 4.2.            Separation and Application of Funds in Joint Collection Accounts; Proceeds from Transfer of Relinquished Property by the QI.

(a)           Reports. On each Business Day on which funds have been identified pursuant to Section 4.2(b), the Exchangor shall make available to the QI a report with respect to each Joint Collection Account setting forth as of such Business Day (1) the aggregate Relinquished Property Proceeds identified on such Business Day in such Joint Collection Account, and (2) the amount of Non-Qualified Funds, if any, identified on such Business Day in such Joint Collection Account.

(b)           Identification of Funds. Promptly (but in no event more than seven (7) days) after the date of the receipt of funds (the “Receipt Date”) in the Joint Collection Accounts, the Exchangor shall:  (1) identify any funds received on such Receipt Date in the Joint Collection Accounts which constitute Non-Qualified Funds and allocate and apply such funds as provided in the Master Collateral Agency Agreement; (2) initiate on the Business Day on which the Exchangor identifies such funds proposed Electronic Funds Transfers from the Joint Collection Accounts in order to apply any funds in the

Joint Collection Accounts as of such Business Day which have been identified as Relinquished Property Proceeds with respect to Relinquished Property transferred by the Exchangor hereunder in the following order:  first, transfer an amount of such funds sufficient to repay in full all amounts payable, and other liabilities outstanding, which were secured by such Relinquished Property under the Base Indenture, as supplemented by the related LKE Supplements thereto, to the Lender (with respect to which such funds represent (as determined by the Exchangor) payments arising from its Related Vehicles and Related Master Collateral (as determined in accordance with the procedures set forth in the Master Collateral Agency Agreement including, without limitation, Section 2.2 thereof)) to the account specified with respect to such Lender in Schedule A attached hereto (as such Schedule A may from time to time be updated by Vanguard, solely with respect to information relating to a Lender, with the prior written consent of the related Lender), and second, transfer to the Master Exchange Account any remaining amount of such funds; and (3) notify the QI, the Master Collateral Agent and the Trustee of such proposed transfers.

(c)           Approval of Certain Transfers. If upon notification to the QI of the proposed Electronic Funds Transfers of Relinquished Property Proceeds pursuant to clause (2) of Section 4.2(b) hereof, the QI approves of such proposed Electronic Funds Transfers, the QI agrees to take, within one hour of the receipt of such notification of transfers, all appropriate actions needed to approve and transmit such transfers. If the QI does not approve of any of such proposed Electronic Funds Transfers of Relinquished Property Proceeds, the QI shall immediately notify the Exchangor, the Trustee and the Master Collateral Agent via telephone or fax (any such notice given by telephone to be confirmed in writing), of the disapproval and the reasons for such disapproval; provided, that no such disapproval shall relieve the QI from its obligation under Section 2.3 hereof to apply Relinquished Property Proceeds to the repayment of the liabilities required to be paid with such Relinquished Property Proceeds on the Business Day on which the Exchangor identifies funds in the Joint Collection Account as Relinquished Property Proceeds and the Lender with respect thereto pursuant to Section 4.2(b) hereof. In the event that the QI disapproves of any such proposed Electronic Funds Transfer of Relinquished Property Proceeds to the account specified with respect to such Lender in Schedule A attached hereto (as such Schedule A may from time to time be updated by Vanguard, solely with respect to information relating to a Lender, with the prior written consent of the related Lender), that was to be applied to repay any amounts payable, and other liabilities outstanding, under the Base Indenture, as supplemented by the related LKE Supplements thereto, to such Lender, and the Master Collateral Agent or Vanguard certifies to the QI that amounts remain due and owing under the Base Indenture, as supplemented by the related LKE Supplements thereto, with respect to such Lender, the QI shall then be obligated to approve such transfer up to the amount so certified to be due and owing under the Base Indenture, as supplemented by the related LKE Supplements thereto, to such Lender. The QI shall direct the bank maintaining the Joint Collection Accounts to accept each Electronic Funds Transfer described in Section 4.2(b) hereof that is subsequently approved by the QI pursuant to this Section 4.2(c).

(d)           Ownership of Funds; Restricted Transfers. The Exchangor and the QI hereby acknowledge and agree that it is the intent of the parties hereto that funds deposited into the Master Exchange Account and funds held in accounts maintained by the Escrow Agent shall be used solely to enable the QI to perform its obligations hereunder to acquire Replacement Property and shall not be considered part of the QI’s general assets nor subject to claims by the QI’s creditors (other than a Master Exchange Lender to the extent that such funds represent proceeds of Master Exchanged Vehicle Repurchase Rights that have been pledged to such Master Exchange Lender pursuant to a Master Exchange Financing Agreement to the extent permitted herein), nor, except as previously noted, shall the QI have any right, title and interest in and to such funds.

(e)           Non-Qualified Funds. The QI shall apply any Non-Qualified Funds, or shall cooperate with the Exchangor for purposes of executing any authorization to cause any Non-Qualified Funds to be applied, as directed by the Exchangor pursuant to clause (1) of Section 4.2(b) hereof.

(f)            Effectuation of Transfer. On each Business Day, the QI shall direct the bank maintaining each Joint Collection Account to cause the amount, if any, set forth in the instructions described in Section 4.2(b)(2) hereof, to be transferred from such Joint Collection Account to the account specified with respect to a Lender in Schedule A attached hereto (as such Schedule A may from time to time be updated by Vanguard, solely with respect to information relating to a Lender, with the prior written consent of the related Lender), or if no such amounts are payable, from such Joint Collection Account to the Master Exchange Account. The QI hereby agrees that it shall not approve any transfer of Relinquished Property Proceeds from the Joint Collection Accounts to any account other than the Master Exchange Account or an account specified with respect to a Lender in Schedule A attached hereto (as such Schedule A may from time to time be updated by Vanguard, solely with respect to information relating to a Lender, with the prior written consent of the related Lender). The Exchangor shall provide notice to the Master Collateral Agent, the Trustee and each Enhancement Provider of any transfer from a Joint Collection Account to the Master Exchange Account.

(g)           LKE Reallocation Trigger Event. The QI shall apply all funds in the Accounts, or shall cooperate with the Master Collateral Agent and the Exchangor for purposes of executing any authorization to cause any such funds to be applied, as provided under the Master Collateral Agency Agreement, including without limitation, following the occurrence of an LKE Reallocation Trigger Event.

Section 4.3.            Payment for Replacement Property.

(a)           Reports. On each Business Day, the Exchangor shall provide the QI with a report with respect to each Joint Disbursement Account setting forth for such day (1) the aggregate Replacement Property Acquisition Cost expected to be disbursed from such Joint Disbursement Account, (2) the aggregate amount to be transferred to such Joint Disbursement Account from the Master Exchange Account, if any, to fund such aggregate Replacement Property Acquisition Cost, (3) the amount (if any) to be transferred to such Joint Disbursement Account from any other source, including the proceeds of Notes (issued under the Base Indenture, as supplemented by the LKE Supplements thereto)  to be made directly or indirectly to the Exchangor, to fund such aggregate Replacement Property Acquisition Cost, (4) the aggregate amount (if any) to be transferred to such Joint Disbursement Account from any other account, to fund disbursements not related to the LKE Program, (5) adjustments, if any, to amounts previously funded from the Master Exchange Account, and (6) the aggregate amount to be repaid under any Master Exchange Financing Agreement.

(b)           Funding by the QI. On each Business Day, the Exchangor shall initiate a series of proposed Electronic Funds Transfers in order to withdraw from the Master Exchange Account and transfer to one or more Joint Disbursement Accounts on such day amounts to fund the aggregate Replacement Property Acquisition Cost on such day in accordance with the report delivered pursuant to Section 4.3(a) hereof and shall notify the QI of such proposed Electronic Funds Transfers. If upon such notification of the proposed Electronic Funds Transfers the QI approves of the proposed Electronic Funds Transfers, the QI agrees to take, within one hour of the receipt of such notification, all appropriate actions needed to approve and transmit such transfers. If the QI does not approve of any of such proposed Electronic Funds Transfers, the QI shall immediately notify the Exchangor, via telephone or fax (any such notice given by telephone to be confirmed in writing), of the disapproval and the reasons for such disapproval. The QI shall direct the bank maintaining each Joint Disbursement Account to accept each Electronic Funds Transfer described above that is subsequently approved by the QI.

(c)           Shortfalls in Funding. If, for any reason, the sum of the amounts proposed to be transferred from the Master Exchange Account to a Joint Disbursement Account for the purchase of Replacement Property on any Business Day exceeds the total amount of funds in the Master Exchange Account available for such purpose on such Business Day, including any funds earned from the investment of funds held in the Master Exchange Account pursuant to the Escrow Agreement, the amounts to be transferred to a Joint Disbursement Account from the Master Exchange Account on such Business Day to fund the aggregate Replacement Property Acquisition Cost shall be reduced by the amount of such shortfall.

(d)           Effectuation of Transfers. On each Business Day, the QI shall direct the Escrow Agent to cause the bank maintaining the Master Exchange Account to cause the amounts, if any, set forth in the instructions described in Section 4.3(b) hereof, reduced, if necessary, as described in Section 4.3(c) hereof, to be transferred from the Master Exchange Account to the applicable Joint Disbursement Account.

(e)           Funding by the Exchangor. In the event that the aggregate funds transferred from the Master Exchange Account to the Joint Disbursement Accounts on any Business Day are insufficient to fund all Replacement Property Acquisition Costs and Non-LKE Disbursements to be made from each Joint Disbursement Account on such day, the Exchangor may borrow funds under any Master Exchange Financing Agreement (to the extent that funds are available thereunder), sell Master Exchanged Vehicle

Repurchase Rights to a Manufacturer Receivables Purchaser in accordance with Section 2.13 hereof or transfer Additional Subsidies (including funds received pursuant to Notes (issued under the Base Indenture, as supplemented by the LKE Supplements thereto)) to the applicable Joint Disbursement Account in an amount sufficient for the QI to acquire the Replacement Property. The QI shall not be required to pay Replacement Property Acquisition Costs or make Non-LKE Disbursements for which sufficient funds are not available.

Section 4.4.            Investment of Funds in the Master Exchange Account and Joint Collection Account.

(a)           Investment of Funds. On each Business Day, all funds in the Master Exchange Account shall be invested in accordance with the terms of the Escrow Agreement. The Exchangor shall provide the QI instructions from time to time in accordance with the Escrow Agreement setting forth the manner in which such funds shall be invested.

(b)           Interest Reporting. The Exchangor and the QI acknowledge and agree that the income earned on funds invested pursuant to the Escrow Agreement will be attributed to the Exchangor for income tax purposes.

(c)           Investment of Non-Qualified Funds. Vanguard, as Servicer, shall provide the QI instructions from time to time setting forth the manner in which Non-Qualified Funds in the Joint Collection Account shall be invested. The QI shall instruct the Master Collateral Agent to invest such funds in accordance with Vanguard’s instructions.

Section 4.5.            Disbursements from Account. All Relinquished Property Proceeds shall be held subject to the terms of this Agreement (including, without limitation, the terms of Section 4.1(e)) and, following any transfer of such Relinquished Property Proceeds to the Master Exchange Account in accordance with the terms hereof, the Escrow Agreement.

ARTICLE V
INDEMNITY BY THE EXCHANGOR

Section 5.1.            No Personal Liability. The parties hereto agree that no director, officer, employee, member, shareholder or agent of any party to this Agreement shall have any personal liability under or in connection with this Agreement.

Section 5.2.            Indemnity Agreement. The Exchangor agrees to defend, indemnify and hold the QI harmless in accordance with the terms of the Indemnity Agreement which is attached hereto as Attachment I and incorporated herein.

ARTICLE VI
REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 6.1.            Representations and Warranties of the QI. The QI hereby represents and warrants to the Exchangor as of the date hereof and throughout the term of this Agreement and covenants, where applicable, with the Exchangor as follows:

(i)            Organization, Power, Standing, and Qualification. The QI is a corporation duly organized, validly existing, and in good standing under the laws of the state of its incorporation, and the QI has the requisite corporate power and authority to carry on its business as it is presently being conducted, and as it is intended and reasonably contemplated to be conducted under this Agreement and as part of the LKE Program, and to own and operate the property and assets presently owned and operated by it, if any, and contemplated to be owned and operated by it in the future. The QI will only qualify to do business or register as a sales and use tax vendor in those states requested in writing by the Exchangor, and all costs and expenses of same shall be paid solely by the Exchangor. The QI shall at all times operate in a manner consistent with its certificate of incorporation and its bylaws.

(ii)           Corporate Power and Authority. The QI has the corporate power and authority to execute, deliver and perform this Agreement, to acquire the Rights under the assignments set forth herein, and to otherwise perform its obligations under this Agreement, including to effect the Master Exchanges contemplated hereby on behalf of the Exchangor. The execution, delivery, and performance of this Agreement and the consummation of each Master Exchange and the transactions related thereto contemplated hereby have been duly authorized by all necessary corporate action on the part of the QI. This Agreement is a valid and binding obligation of the QI, enforceable in accordance with its terms.

(iii)          Validity of Contemplated Transactions. The execution, delivery, and performance of this Agreement does not and will not (a) contravene any provisions of the certificate of incorporation or bylaws of the QI, (b) violate, conflict with, constitute a default under, cause the acceleration of any payments pursuant to, or otherwise impair the good standing, validity, or effectiveness of any agreement, contract, indenture, lease, or mortgage to which the QI is now, or may in the future be a party, (c) require any action by or in respect of, or filing with, any governmental body, agency or official which has not been obtained or (d) contravene, or constitute a default under, any provision of applicable law or governmental regulation, rule, contract, agreement, judgment, injunction, order, decree or other instrument binding upon the QI.

(iv)          Indebtedness and Liens. Except as expressly provided in this Agreement, including, without limitation, Section 2.12 and Section 2.13 hereof, and the Escrow Agreement, neither the QI, nor any Person acting on behalf of or as an agent for the QI, has incurred or will incur any indebtedness for borrowed money, or guarantee any obligations of any other Person, or pledge, assign, transfer, or otherwise encumber (or permit or suffer to exist any Lien or any other of the foregoing encumbrances with respect to) its assets or any aspect of this Agreement whatsoever, including the Rights assigned herein to the QI by the Exchangor.

(v)           Litigation and Compliance. There is no civil or criminal suit, action, claim, arbitration, administrative, legal or other proceeding or governmental investigation pending or, to the knowledge of the QI, threatened against the QI or its officers or directors in such capacity nor has there been any failure by the QI or its officers or directors to comply with nor has there been any violation of, or default with respect to, any issued or pending order, writ, injunction, judgment or decree of any court or federal, state or local department, official, commission, authority, board, bureau, agency or other instrumentality against the QI or its officers or directors in their capacity as, or in connection with their capacity as, officers and directors of the QI.

(vi)          Tax Advice. The QI represents that, except as expressly stated in this Agreement, at no time has it or its officers, directors, shareholders, employees or agents made any representation or rendered any advice with respect to the tax aspects of the Master Exchanges contemplated herein.

(vii)         No Consent. No consent of, action by or in respect of, approval of or other authorization of, or registration, declaration or filing with, any Governmental Authority or other Person is required for the valid execution and delivery of this Agreement by the QI or for the performance of any of the QI’s obligations hereunder.

(viii)        Solvency. Before and after giving effect to the transactions contemplated by this Agreement, the QI is solvent within the meaning of the Bankruptcy Code and the QI is not the subject of any voluntary or involuntary case or proceeding seeking liquidation, reorganization or other relief with respect to itself or its debt under any bankruptcy or insolvency law and no Event of Bankruptcy has occurred with respect to the QI.

(ix)           Ownership. Except as otherwise provided under Section 8.24 hereof, all of the issued and outstanding shares of the QI are owned by J.P. Morgan Property Holdings LLC (“JPMPH”), and have been validly issued, are fully paid and non-assessable. The QI has no subsidiaries and owns no capital stock or any interest in any other Person.

(x)            No Other Agreements. Other than as contemplated by this Agreement and the Escrow Agreement, (i) the QI is not a party to any contract or any agreement of any kind or nature and (ii) the QI is not subject to any obligations or liabilities of any kind or nature in favor of any third party.

(xi)           Not a Disqualified Person. The QI hereby represents and warrants to the Exchangor that prior to, as of and after the date hereof and all of the time that this Agreement is in force and effect, the QI is not a disqualified person within the meaning of such term as set forth in Section 1.1031(k)-1(k) of the Treasury Regulations (a “Disqualified Person”), taking into account all exceptions and exclusions therefrom. The QI shall not knowingly cause the QI to become a Disqualified Person during the period commencing on the date hereof through the Termination Date and, if any Master Exchange is pending after the Termination Date, including the Master Exchange Period relating to the same.

Section 6.2.            Representations and Warranties of the Exchangor. The Exchangor hereby represents and warrants to the QI as of the date hereof and on the date of each of the transactions described in Article II, Article III and Article IV hereof and covenants, where applicable, with the QI as follows:

(i)            Organization, Power, Standing, and Qualification. The Exchangor is a limited partnership duly organized, validly existing, and in good standing under the laws of the state of its formation and has the requisite limited partnership power and authority to carry on its business as it has been conducted in the past and is presently being conducted.

(ii)           Corporate Power and Authority. The Exchangor has the limited partnership power and authority to execute, deliver and perform this Agreement, to sell the Relinquished Property, and to acquire the Replacement Property and to otherwise perform its obligations under this Agreement including the Master Exchanges and the transactions related thereto contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited partnership action on the part of the Exchangor. This Agreement is a valid and binding obligation of the Exchangor, enforceable in accordance with its terms.

(iii)          Validity of Contemplated Transactions. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene any provision of the certificate of limited partnership or limited partnership agreement of the Exchangor, (ii) violate, conflict with, constitute a default under, cause the acceleration of any payments pursuant to, or otherwise impair the good standing, validity or effectiveness of the transfer of any Relinquished Property or the acquisition of Replacement Property, where applicable, or any indenture, mortgage, contract, commitment or agreement to which the Exchangor is a party or by which it is bound, or (iii) violate any provision of any law, rule, regulation, order, permit or license to which the Exchangor is subject.

(iv)          Litigation and Compliance. There is no material suit, action, claim, arbitration, administrative or legal or other proceeding or governmental investigation pending or, to the reasonable knowledge of the Exchangor, threatened against the Exchangor that is related to this Agreement that may affect the Exchangor’s ability to perform under this Agreement or that may adversely affect the QI, nor has there been any failure by the Exchangor to comply with, nor has there been any violation of, or default with respect to, any order, writ, injunction, judgment or decree of any court or federal, state or local department, official, commission, authority, board, bureau, agency or other instrumentality issued or pending against the Exchangor that is related to this Agreement.

(v)           Legal or Tax Advice. The Exchangor acknowledges that neither the QI nor any employee, officer, director, agent, principal or affiliate of the QI has given any legal or tax advice nor made representations regarding the legal or tax consequences of the applicable LKE Program. The Exchangor further acknowledges that it has been advised to seek independent legal and tax advice regarding its LKE Program, regarding whether any Relinquished Property and Replacement Property are like-kind under Sections 1.1031(a)-2 and 1.1031(k)-1 of the Treasury Regulations and to have this Agreement reviewed and approved by independent counsel.

(vi)          Not a Disqualified Person. The Exchangor hereby represents and warrants to the QI that, to the best of the Exchangor’s knowledge, as of the date hereof, the QI is not a Disqualified Person. The Exchangor shall not knowingly cause the QI to become a Disqualified Person during the period commencing on the date hereof through and including the date of transfer of any Replacement Property to the Exchangor as part of the LKE Program.

(vii)         No Consents. No consent of, action by or in respect of, approval or other authorization of, or registration, declaration or filing with, any Governmental Authority or other Person is required in connection with a valid execution and delivery of this Agreement by the Exchangor or for the performance of any of the Exchangor’s obligations hereunder, other than such consents, approvals, authorizations, registrations, declarations or filings as shall have been obtained by the Exchangor on or prior to the date hereof.

Section 6.3.            Survival of Representations and Warranties. All representations and warranties made herein by the parties shall survive the execution, delivery, performance and termination of this Agreement.

Section 6.4.            Maintenance of Separate Existence. The QI covenants and agrees that it shall do all things necessary to continue to be readily distinguishable from JPMPH and its affiliates and maintain its corporate existence separate and apart from that of JPMPH and its affiliates including, without limitation, (i) practicing and adhering to organizational formalities, such as maintaining appropriate books and records; (ii) observing all organizational formalities in connection with all dealings between itself and JPMPH, and the affiliates or any unaffiliated entity with respect to JPMPH; (iii) observing all procedures required by its certificate of incorporation, its by-laws and the laws of the State of Delaware; (iv) acting solely in its name and through its duly authorized officers or agents in the conduct of its businesses; (v) managing its business and affairs by or under the direction of its board of directors; (vi) ensuring that its board of directors duly authorizes all of its actions; (vii) maintaining at least two directors who are independent directors; (viii) owning or leasing (including through shared arrangements with affiliates) all office furniture and equipment necessary to operate its business; (ix) not (A) having or incurring any indebtedness to JPMPH or its affiliates; (B) guaranteeing or otherwise becoming liable for any obligations of JPMPH or its affiliates; (C) having obligations guaranteed by JPMPH or its affiliates; (D) holding itself out as responsible for debts of JPMPH or its affiliates or for decisions or actions with respect to the affairs of JPMPH or its affiliates; (E) operating or purporting to operate as an integrated, single economic unit with respect to JPMPH, its affiliates or any unaffiliated entity thereof; (F) seeking to obtain credit or incur any obligation to any third party based upon the assets of JPMPH, its affiliates or any unaffiliated entity thereof; (G) induce any such third party to reasonably rely on the creditworthiness of JPMPH, its affiliates or any unaffiliated entity thereof; and (H) being directly or indirectly named as a direct or contingent beneficiary or loss payee on any insurance policy of JPMPH, its affiliates or any unaffiliated entity thereof; (x) maintaining its deposit and other bank accounts and all of its assets separate from those of any other Person; (xi) maintaining its financial records separate and apart from those of any other Person; (xii) not suggesting in any way, within its financial statements, that its assets are available to pay the claims of creditors or JPMPH, its affiliates or any unaffiliated entity thereof; (xiii) compensating all its employees, officers, consultants and agents for services provided to it by such Persons out of its own funds; (xiv) maintaining office space separate and apart from that of JPMPH and its affiliates and a telephone number separate and apart from that of JPMPH and its affiliates; (xv) conducting all oral and written communications, including, without limitation, letters, invoices, purchase orders, contracts, statements, and applications solely in its own name; (xvi) having separate stationery from JPMPH, its affiliates or any unaffiliated entity thereof; (xvii) accounting for and managing all of its liabilities separately from those of JPMPH and its affiliates; (xviii) allocating, on an arm’s-length basis, all shared corporate operating services, leases and expenses, including, without limitation, those associated with the services of shared consultants and agents and shared computer and other office equipment and software; and otherwise maintaining an arm’s-length relationship with each of JPMPH, its affiliates and any unaffiliated entity thereof; (xix) refraining from filing or otherwise initiating or supporting the filing of a motion in any bankruptcy or other insolvency proceeding involving JPMPH to substantively consolidate JPMPH with an affiliate or unaffiliated entity thereof; (xx) remaining solvent and assuring adequate capitalization for the business in which it is engaged and (xxi) conducting all of its business (whether written or oral) solely in its own name so as not to mislead others as to the identity of JPMPH or its affiliates.

In addition, the certificate of incorporation of the QI shall provide that (a) the QI shall have at all times at least two directors who are independent directors (the “Independent Directors”), each of whom is not and never was (i) a stockholder, member, partner, director, officer, employee, affiliate, associate, creditor or independent contractor of any of JPMorgan Chase Bank, N.A., Alamo LP or Vanguard or any of their respective affiliates or associates (excluding, however, any service provided by a person engaged as an “independent” manager or director, as the case may be) or (ii) any person owning directly or beneficially any outstanding shares of common stock of any of JPMorgan Chase Bank, N.A., Alamo LP or Vanguard or any of their respective affiliates, or a stockholder, director, officer, employee, affiliate, associate, creditor or independent contractor of such beneficial owner or any of such beneficial owner’s affiliates or associates, or (iii) a member of the immediate family of any person described above and (b) the QI may not without such Independent Directors’ consent (1) institute proceedings to be adjudicated bankrupt or insolvent, (2) consent to the institution of bankruptcy or insolvency proceedings against it, (3) file a petition seeking, or consent to, reorganization or relief under any applicable federal or state law relating to bankruptcy, (4) consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the QI or a substantial part of its property, (5) make any assignment for the benefit of creditors, (6) admit in writing its inability to pay its debts generally as they become due or (7) take any corporate action in furtherance of any such action.

Section 6.5.            Mergers. The QI will not merge or consolidate with or into any other Person unless the QI complies with Section 8.4.

Section 6.6.            Organizational Documents. The QI will not amend any of its organizational documents, including its certificate of incorporation and by-laws, unless prior to such amendment, the Rating Agency Confirmation Condition will be met.

Section 6.7.            No Other Agreements. The QI will not enter into or be a party to any agreement or instrument other than this Agreement, the Escrow Agreement, any Manufacturer Receivables Transfer Agreement, any Master Exchange Financing Agreement and any documents and agreements incidental thereto or entered into as contemplated herein.

Section 6.8.            Other Business. The QI will not engage in any business or enterprise or enter into any transaction other than the making of exchanges pursuant to this Agreement, the related exercise of its rights as qualified intermediary hereunder, the incurrence and payment of ordinary course operating expenses, any transaction contemplated by a Manufacturer Receivables Transfer Agreement or a Master Exchange Financing Agreement and other activities related to or incidental to either of the foregoing.

ARTICLE VII
TERM AND COMPENSATION

Section 7.1.            Term. The term of this Agreement shall begin on the date first written above and shall continue for thirty-six (36) months from the date hereof. This Agreement shall be automatically renewed for successive thirty-six (36) month terms, unless the QI notifies the Exchangor in writing at least one-hundred-twenty (120) days prior to the end of a term of its desire to terminate this Agreement. In addition, the

Exchangor may terminate this Agreement at any time, by providing not less than sixty (60) days’ prior written notice to the QI. The date which is (x) the end of a thirty-six (36) month term (as may be renewed) or (y) sixty (60) days after the Exchangor’s notice as provided herein shall be called the “Termination Date”. Upon any such termination, (i) this Agreement shall remain in effect with respect to Relinquished Property Proceeds relating to a sale to a Buyer prior to the Termination Date and for which no Disbursement Occurrence has taken place, (ii) any indemnities and obligations owing to the QI under this Agreement as of the Termination Date shall survive until satisfied or otherwise terminated, (iii) termination of this Agreement shall not affect any rights or obligations of the parties hereto under a Master Exchange that has not yet been completed as of the Termination Date, and (iv) in the event that any party hereto terminates this Agreement, such party shall not do so in a manner that causes a pending Master Exchange not to qualify under Section 1031 of the Code or in a manner that would violate Sections 1.1031(k)-1(g)(4)(ii) or (g)(6) of the Treasury Regulations or Revenue Procedure 2003-39. Subject to the restrictions above, upon the Termination Date, the QI shall, at such time, and in satisfaction of the QI’s remaining obligations under this Agreement, pay, or cause to be paid, all funds in any Account to the Exchangor or the Exchangor’s designee. Alamo LP will provide notice of the Termination Date to the Rating Agencies.

Section 7.2.            Compensation. The Exchangor agrees to pay the QI in a timely manner as set forth in Exhibit A hereto. If this Agreement is terminated for any reason, the QI will continue to be compensated with respect to all Master Exchanges being made by the QI until all such Master Exchanges are completed.

ARTICLE VIII
MISCELLANEOUS

Section 8.1.            Pending Litigation. If any party hereto receives any written notice that there is, or may be, a pending or threatened litigation against such party in any manner relating to this Agreement, the LKE Program, such party’s ability to perform under this Agreement or that may adversely affect any other party hereto, then the party receiving said notice shall immediately notify the other parties hereto pursuant to Section 8.2 hereof and shall notify the Trustee at the address set forth in the Base Indenture and the Master Collateral Agent at the address set forth in the Master Collateral Agency Agreement; provided that Alamo LP upon obtaining knowledge, or receipt of notice, of any such pending or threatened litigation shall also notify each Enhancement Provider.

Section 8.2.            Notices. All notices, requests, demands, waivers, consents, approvals or other communications required or permitted hereunder will be in writing, will be deemed given when actually received and will be given by personal delivery, by facsimile transmission with receipt acknowledged, by means of electronic mail, by same day or overnight courier services or by registered or certified mail, postage prepaid, return receipt requested, to the following addresses:

If to the QI:

Jason M. Orben, President
Car for a Car, Corp.
c/o J.P. Morgan Property Exchange Inc.
1001 Hingham Street, Suite 300
Rockland, MA 02370
Fax:  781-982-9558
E-Mail:  CARFORACAR_VEHICLE@JPMORGAN.COM

If to Alamo LP:

Orlando Figueroa, President
c/o Lord Securities Corporation
48 Wall Street
New York, NY 10005
Fax:  212-346-9019
E-Mail:  of@lordspv.com

with a copy to the Vanguard at:

Vanguard Car Rental USA Inc.
6929 North Lakewood Avenue
Suite 100
Tulsa, OK  74117
Attn:  Gerard Kennell

If to Vanguard:

6929 North Lakewood Avenue
Suite 100
Tulsa, OK  74117
Attn:  Gerard Kennell

Notice of any change in any such address, facsimile number or e-mail address will also be given in the manner set forth above. Whenever the giving of notice is required, the party entitled to receive such notice may waive the giving of such notice.

Section 8.3.            Amendments. This Agreement may be amended and supplemented only by a written instrument duly executed by all the parties hereto and upon satisfaction of the Rating Agency Confirmation Condition.

Section 8.4.            Successors and Assigns; No Third-Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of each party and its successors in interest and permitted assigns. Except as expressly otherwise allowed herein, no party may assign or otherwise transfer any of its rights or delegate any of its duties or obligations under this Agreement without the prior written consent of each other party, which consent shall not be unreasonably withheld; provided, however, that no assignment by the QI shall be effective without satisfaction of the Rating Agency Confirmation Condition; provided further, however, that (1) the Exchangor may pledge all of its right, title and interest in this Agreement to secure advances made for the purchase of vehicles and (2) the Exchangor may assign (subject to the Rating Agency Confirmation Condition in the case of the QI) this Agreement, without such written consent, to a successor or surviving entity resulting from a merger or acquisition involving substantially all of a party’s stock or assets; provided further that any assignment by the QI or any transfer of any interest in this Agreement by the QI, whether by merger or acquisition or otherwise, shall only be effective if the successor or surviving entity (x) is a bankruptcy-remote, special purpose entity organized under the laws of any state of the United States and is not an affiliate of Alamo LP and (y) expressly agrees in writing to abide by the terms of this Agreement and the Escrow Agreement. To secure Alamo LP’s obligations under the Base Indenture, as supplemented by the LKE Supplements thereto, Alamo LP has pledged, assigned, conveyed, delivered, transferred and set over to the Master Collateral Agent a security interest in all of its right, title and interest in, to and under this Agreement, including any amendments hereto, all monies due and to become due to Alamo LP hereunder, whether such amounts are payable to Alamo LP from the applicable Joint Collection Account by the QI or payable as damages for breach of this Agreement or otherwise, and all other property paid or payable by the QI to Alamo LP hereunder and all rights to compel performance and otherwise exercise remedies hereunder and the QI hereby consents to such assignment. Except as provided in this paragraph, nothing contained in this Agreement is intended, or will be construed, to confer upon or give to any Person, other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

Notwithstanding the foregoing, the QI shall be permitted, as set forth in Section 2.12 and Section 2.13, to sell and/or pledge Master Exchanged Vehicle Repurchase Rights subject only to the requirements set forth in such sections.

Section 8.5.            Scope of Master Exchange Agreement and the QI. Each of the parties hereto acknowledges and agrees that the LKE Program is being implemented, and that the QI is being engaged, for the sole purpose of facilitating the like-kind exchanges of Alamo LP’s Vehicles pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended. The QI is acting solely in its capacity as “qualified intermediary” on behalf of Alamo LP and each of its rights under this Agreement or any other Related Document is derivative from Alamo LP such that the QI’s rights, claims or interest in any Vehicle proceeds (including, without limitation, any receivables due from a Manufacturer with respect to any Vehicle) and all funds maintained pursuant to this Agreement, the Escrow Agreement or pursuant to the LKE Program are limited to either (i) acquiring Replacement Property, solely in its capacity as “qualified intermediary, on behalf of Alamo LP, with such proceeds and/or funds, (ii) disbursing to, or on behalf of, Alamo LP, such proceeds and/or funds, in each case as set forth herein or (iii) with respect to proceeds from Master Exchanged Vehicle Repurchase Rights, repay any advances made under the related Master Exchange Financing Agreement. Except as expressly set forth herein, the provisions of this Agreement are not intended to affect the relative rights of any of the parties to any of the Related Documents including, without limitation, any of such rights in, to and under the Vehicles (as defined in the Base Indenture and in the ARG Base Indenture), Eligible Receivables (as defined in the Base Indenture and in the ARG Base Indenture), any proceeds therefrom or the collateral value (as determined under the applicable Related Documents) of the collateral supporting the outstanding loans or securities issued under the Related Documents. Without limiting the generality of the foregoing and merely by way of illustration, the parties hereto agree that, given the nature of this Agreement and the QI (as described above) and the pledge of Alamo LP’s right, title and interest in, to and under this Agreement and the Escrow Agreement, it is consistent with this Agreement and the LKE Program, when construing and interpreting provisions and defined terms in any of the Related Documents that refer to funds which are receivable by, due to or paid to a party other than the QI (a “Third Party”), but which pursuant to the terms of this Agreement and the LKE Program are receivable by, due to or paid to the QI, solely in its capacity as “qualified intermediary” on behalf of Alamo LP and subject to the limitations set forth in Section 4.1(e), to interpret such references in such provisions and defined terms as if such references expressly address and provide for the implementation of the LKE Program and the role of the QI. Likewise, the parties hereto agree that, given the nature of this Agreement and the QI (as described above) and the pledge of Alamo LP’s right, title and interest in, to and under this Agreement and the Escrow Agreement, it is consistent with this Agreement and the LKE Program, when construing and interpreting provisions or defined terms in any of the Related Documents that refer to the assignment or pledge of certain rights and/or assets to Third Parties, but which pursuant to the terms of this Agreement and the LKE Program are assigned to the QI, solely in its capacity as “qualified intermediary” on behalf of Alamo LP and subject to the limitations set forth in Section 4.1(e), to interpret such references in such provisions and defined terms as if such references expressly address and provide for the implementation of the LKE Program and the role of the QI.

Section 8.6.            Governing Law, Venue, Jury Trial Waiver, and Attorneys’ Fees.

(a)           GOVERNING LAW AND VENUE. THIS AGREEMENT AND ALL MATTERS ARISING OUT OF OR RELATING IN ANY WAY TO THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS. VENUE SHALL BE IN ANY STATE OR FEDERAL COURT WITHIN THE STATE OF NEW YORK.

(b)           JURY TRIAL WAIVER. THE EXCHANGOR AND THE QI HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING

FROM THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING ANY COUNTERCLAIM THERETO.

Section 8.7.            Indebtedness. The QI shall not assume any secured loan or other obligation on any Replacement Property or to execute any promissory note or other evidence of indebtedness in connection with the acquisition of any Replacement Property, including any of the foregoing that would impose any personal liability upon the QI for repayment of such obligation. The QI shall not execute any agreement nor participate in any transaction which, in the reasonable opinion of the QI or its counsel, would require the QI to engage in any unlawful or fraudulent action.

Section 8.8.            Strict Performance. The failure of any party to insist upon strict performance of any of the terms or conditions of this Agreement will not constitute a waiver of any of its rights hereunder, provided that any provision may be waived by the party intended to benefit therefrom by a written instrument signed by such party.

Section 8.9.            Severability; Interpretation. If any provision of this Agreement is held illegal, invalid or unenforceable in a jurisdiction, this Agreement will, in such circumstances, be deemed modified in such jurisdiction to the extent necessary to render enforceable the provisions hereof, and such illegality, invalidity or unenforceability will not affect any other provision of this Agreement in any other jurisdiction. It is the intent of the parties hereto that this Agreement comply with the requirements for like-kind exchanges pursuant to Section 1031 of the Code and the regulations thereunder and for a like-kind exchange program pursuant to Revenue Procedure 2003-39. To the greatest extent possible, the provisions of this Agreement shall be interpreted in a manner consistent with such intent.

Section 8.10.          Dates, Descriptions, Values, and Matching. The Exchangor shall be ultimately and solely responsible for the accuracy of any transfer dates, the Relinquished Property and the Replacement Property descriptions, the Relinquished Property and the Replacement Property values and/or the Relinquished Property and the Replacement Property matching with respect to each Master Exchange performed pursuant to its LKE Program.

Section 8.11.          Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts when taken together will constitute but one and the same instrument. The execution of this Agreement by any party hereto will not become effective until counterparts hereof have been executed and delivered by each other party hereto. It will not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any other counterparts.

Section 8.12.          Entire Agreement. This Agreement, as supplemented by the Escrow Agreement, constitutes the entire understanding and agreement among the parties with respect to the subject matter contained herein and supersedes and merges any prior understandings and agreements (whether written or oral) respecting such subject matter.

Section 8.13.          Electronic Signature. In the satisfaction of their respective obligations and the exercise of their respective rights under this Agreement and any related documents and/or agreements, to include bills of sale, each party hereto is, and hereby agrees to be, bound (as though duly authorized, notarized, and sealed original signatures were affixed to a document) by any evidence of consent, approval, authorization and/or agreement such party transmits or causes to be transmitted by electronic means, including but not limited to:  downloading and/or transmitting of information via e-mail; facsimile; and the internet or similar electronic transmission. Though in no way a pre-requisite to being so bound and obligated, the parties hereto further agree, upon the request of any other party, to use their respective best efforts to confirm any such electronic transmission (other than with respect to routine consents, approvals or authorizations) by thereafter delivering or making available to the other parties, an original paper counterpart with an ink signature.

Section 8.14.          Acknowledgment of Independent Relationship. The Exchangor and the QI mutually acknowledge and agree that, pursuant to this Agreement, the QI will solely acquire Rights in contracts to both the Relinquished Property and the Replacement Property in accordance with the provisions of Section 1031 of the Code and the Treasury Regulations thereunder and that legal title to the Relinquished Property will be directly transferred to one or more Buyers and legal title to the Replacement Property will be directly transferred to the Exchangor. The QI and the Exchangor desire to maintain an independent relationship, therefore, the QI and the Exchangor hereby acknowledge that in engaging in the activities contemplated by this Agreement, the QI is acting as a Qualified Intermediary. In no event shall the QI or any of the QI’s directors, officers, employees, agents or shareholders be deemed to be acting as an agent of the Exchangor (except as expressly provided in this Agreement and the Treasury Regulations), nor shall the QI have any fiduciary relationship to the Exchangor.

Section 8.15.          Headings. The headings in this Agreement are for convenience of reference only and do not affect its interpretation.

Section 8.16.          Force Majeure. No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement if such inability to perform is caused by, circumstances reasonably beyond a party’s control, such as natural disasters, fire, floods, third party strikes, failure of public utilities or telecommunications infrastructure or any other causes reasonably beyond its control.

Section 8.17.          Consequential Damages. Notwithstanding anything to the contrary in this Agreement, in no event shall the QI or any director, officer, employee, member, shareholder or agent of the QI be liable for, and the Exchangor releases the QI and each director, officer, employee, member, shareholder or agent of the QI from, any and all liability for special, indirect, incidental or consequential damages of any kind whatsoever

(including but not limited to lost profits) even if the QI or any director, officer, employee, member, shareholder or agent of the QI is advised of such loss or damage and regardless of the form of action. The aforesaid is not intended to and shall in no way diminish or bar the Exchangor’s (and any of its affiliates that may be a party to the Indemnity Agreement) obligation to indemnify the QI and other Indemnified Parties for third party claims for such damages.

Section 8.18.          Investment Losses. In no event shall the QI be liable for, and the Exchangor hereby releases the QI from, any and all liability from any damages resulting from, any loss of principal, interest or other earnings which may be incurred as a result of the investment of any funds or in redeeming any investment held by the QI in any Account pursuant to the terms of this Agreement or the Escrow Agreement.

Section 8.19.          Treasury Regulations Disclosure Requirements. The Exchangor represents that it does not intend to treat any transaction contemplated by this Agreement as a reportable transaction within the meaning of Section 1.6011-4 of the Treasury Regulations, and without limiting the foregoing, will fully comply with the filing and reporting requirements applicable to like-kind exchanges, including any requirement in any applicable regulations or forms. In the event that the Exchangor determines to take any action inconsistent with such intention, the Exchangor will promptly notify the QI, and the Exchangor acknowledges that in this event any other party to this Agreement may treat the transaction as subject to Section 301.6112-1 of the Treasury Regulations, and maintain the investor list and other records required by such Treasury Regulation.

Section 8.20.          No Petitions. (a)  Each of Alamo LP and Vanguard hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of all of the Notes, it will not institute against, or join any other Person in instituting against, the QI, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States. In the event that Alamo LP or Vanguard takes action in violation of this Section 8.20(a), the QI agrees, for the benefit of the secured parties under the Base Indenture, as supplemented by the LKE Supplements thereto, that it shall file an answer with the bankruptcy court or otherwise properly contest the filing of such a petition by Alamo LP or Vanguard, as applicable, against the QI or the commencement of such action and raise the defense that Alamo LP or Vanguard, as applicable, has agreed in writing not to take such action and should be estopped and precluded therefrom and such other defenses, if any, as its counsel advises that it may assert.

(b)           Each of the QI and Vanguard hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of all of the Notes, it will not institute against, or join any other Person in instituting against, Alamo LP, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States. In the event that the QI or Vanguard takes action in violation of this Section 8.20(b), Alamo LP agrees, for the benefit of the secured parties under the Base Indenture, as supplemented by the LKE Supplements thereto, that it shall file an answer with the bankruptcy court or otherwise properly contest the filing of such a petition by the QI or Vanguard, as applicable, against Alamo LP or the commencement of such action and raise the defense that the QI or Vanguard, as applicable, has agreed in writing not to take such action and should be estopped and precluded therefrom and such other defenses, if any, as its counsel advises that it may assert.

(c)           The provisions of this Section 8.20 shall survive the termination of this Agreement.

Section 8.21.          No Recourse. The obligations of Alamo LP under this Agreement are solely the obligations of Alamo LP. No recourse shall be had for the payment of any amount owing in respect of any fee hereunder or any other obligation or claim arising out of or based upon this Agreement against any manager, partner, employee, officer or director of Alamo LP. Fees, expenses, costs and indemnities payable by Alamo LP hereunder shall be payable by Alamo LP to the extent and only to the extent that Alamo LP is reimbursed therefor. No amounts owing hereunder by Alamo LP shall constitute a “claim” for purposes of the Bankruptcy Code.

Section 8.22.          Master Exchange Agreement Constitutes a Collateral Agreement. This Agreement is entered into in connection with the issuance and purchase of the Notes and relates to the Leases and the Vehicles. This Agreement shall constitute a Collateral Agreement under the Base Indenture, including without limitation, for the purposes of Sections 8.24 and 12.2 thereof.

Section 8.23.          Master Servicer to Act. The Master Servicer may act on behalf of the Exchangor hereunder.

Section 8.24.          Ownership of the QI. If at any time, there has occurred a QI Parent Downgrade Event with respect to the Intermediary, JPMPH may, and upon request by either the Exchangor or Vanguard shall, transfer its ownership interest of all of the issued and outstanding shares of the QI to another Person; provided that the Rating Agency Confirmation Condition is satisfied with respect to such Person. In connection with such transfer of the QI’s issued and outstanding shares, each of JPMPH and the QI shall fully cooperate with Vanguard and the Exchangor in any way reasonably requested by the Exchangor or Vanguard in order to assist the Exchangor and Vanguard in effecting a transfer of the QI’s issued and outstanding shares to such Person, and shall do such further acts and things, and execute and deliver such additional assignments, agreements, powers and instruments, as is required or as the Exchangor or Vanguard reasonably determine to be necessary to effect such transfer.

[signature page follows]

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the day and year first above written.

CAR FOR A CAR, CORP.

By:	/s/ William P. Lopriore, Jr.
	Name:	William P. Lopriore, Jr.
	Title:	Senior Vice President

ALAMO FINANCING L.P.

By: ALAMO FINANCING L.L.C., as its general partner

By:	/s/ Jill A. Gordon
	Name:	Jill A. Gordon
	Title:	Vice President

VANGUARD CAR RENTAL USA INC.

By:	/s/ Gerard J. Kennell
	Name:	Gerard J. Kennell
	Title:	Senior Vice President & Treasurer

Accepted and Agreed for purposes of Section 8.24 hereof:

J.P. MORGAN PROPERTY HOLDINGS LLC

By:	/s/ William P. Lopriore, Jr.
	Name:	William P. Lopriore, Jr.
	Title:	Senior Vice President

[Master Exchange Agreement]